Exhibit 99.2

Additional Information:	For Immediate Release
Thomas A. Bessant, Jr.
(817) 335-1100

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CASH AMERICA DECLARES AND INCREASES QUARTERLY DIVIDEND

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Fort Worth, Texas (January 27, 2005) — - Cash America International, Inc. (NYSE: CSH) reported today that the Board of Directors, at its regularly scheduled quarterly meeting, declared a $0.025 (2.50 cents) per share cash dividend on common stock outstanding. The dividend will be paid to shareholders of record on February 9, 2005 and will be paid at the close of business on February 23, 2005. The newly declared dividend represents a 43% increase in the Company’s regular quarterly dividend from $0.0175 (1.75 cents) per share paid in previous quarters.

The announcement of the increase in dividend comes on the same day that the Company reported that earnings from continuing operations were up 59% for fiscal year 2004 on a 21% increase in total revenue. Commenting on the board’s decision, Daniel R. Feehan, President and Chief Executive Officer said, “We are pleased to provide our shareholders with this increase in dividend, which reflects the benefits of the sustained improvement in the Company’s performance over the last year. This decision will not impede our interest or flexibility in pursuing unit growth opportunities as they become available.”

Cash America International, Inc. is a provider of specialty financial services to individuals in the United States with 839 total locations. Cash America is the largest provider of secured non-recourse loans to individuals, commonly referred to as pawn loans, through 452 locations in 21 states under the brand names Cash America Pawn and SuperPawn. The Company also offers short-term cash advances in many of its U.S. locations, including 78 locations that offer only this service under the brand name Cash America Payday Advance. In addition, the Company provides short-term cash advances and check cashing through its 175 “Cashland” consumer finance centers, and check cashing services through its 134 franchised and Company-owned “Mr. Payroll” check cashing centers.

This release contains forward-looking statements about the business, financial condition and prospects of Cash America International, Inc. and its subsidiaries (“the Company”). The actual results of the Company could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties including, without limitation, changes in demand for the Company’s services, the actions of third parties who offer products and services at the Company’s locations, changes in competition, the ability of the Company to open new operating units in accordance with its plans, economic conditions, real estate market fluctuations, interest rate fluctuations, changes in the capital markets, changes in tax and other laws and governmental rules and regulations applicable to the Company’s business, and other risks indicated in the Company’s filings with the Securities and Exchange Commission. These risks and uncertainties are beyond the ability of the Company to control, and, in many cases, the Company cannot predict all of the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. When used in this release, terms such as “believes”, “estimates”, “plans”, “expects”, “anticipates” and similar expressions as they relate to the Company or its management are intended to identify forward-looking statements. The Company disclaims any intention or obligation to update or revise any forward-looking statements to reflect events or circumstances occurring after the date of this release.

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